UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  August 3, 2011

Main Street Capital Corporation

(Exact name of registrant as specified in its charter)

Maryland	001-33723	41-2230745
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1300 Post Oak Boulevard, Suite 800, Houston, Texas	77056
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (713) 350-6000

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Expansion of Board of Directors and Appointment of Director

On August 3, 2011, the Board of Directors of Main Street Capital Corporation (“Main Street”) increased the size of the Board of Directors from six to seven directors and appointed J. Kevin Griffin as a director to fill the vacancy created by the increase until Main Street’s 2012 Annual Meeting of Stockholders. Mr. Griffin was also appointed to serve on the Audit Committee of the Board of Directors.

Since 2008, Mr. Griffin, age 40, has been a Managing Director of Fennebresque & Co., LLC, an investment banking firm located in Charlotte, North Carolina.  From 2003 through 2007, he was a Partner at McColl Partners, LLC, where he originated and executed middle market M&A transactions. Prior to McColl Partners, Mr. Griffin worked in the M&A and corporate finance divisions of Lazard Ltd, JPMorgan, and Bank of America in New York, Chicago, and Charlotte. Mr. Griffin’s bulge-bracket and middle market investment banking experience consists primarily of executing and originating mergers and acquisitions and corporate finance transactions.  Mr. Griffin received a bachelor of science degree in business administration from The University of North Carolina at Chapel Hill and a master of business administration degree, with honors, from the University of Chicago Booth School of Business.

Mr. Griffin will be entitled to receive compensation for his service on the Board of Directors consistent with Main Street’s director compensation program for non-employee directors, as described under the heading “Compensation of Directors” in Main Street’s proxy statement for its 2011 Annual Meeting of Stockholders as filed with the Securities and Exchange Commission on April 14, 2011 (the “2011 Main Street Proxy Statement”), which description is incorporated in this Form 8-K by reference.  In connection with his appointment to the Board of Directors, Mr. Griffin and Main Street will enter into Main Street’s standard form of indemnification agreement, the form of which was previously filed as Exhibit (k)(13) to Main Street’s Pre-Effective Amendment No. 3 to Registration Statement on Form N-2 (Reg. No. 333-142879) filed on September 21, 2007.

The Board of Directors has determined that Mr. Griffin qualifies as an “audit committee financial expert” under the SEC’s rules and as an independent director under the Investment Company Act of 1940 and the listing standards of the New York Stock Exchange.

There are no arrangements or understandings between Mr. Griffin and any other persons pursuant to which he was selected as a director.  There are no current or proposed transactions between Main Street and Mr. Griffin or his immediate family members that would require disclosure under Item 404(a) of Regulation S-K promulgated by the SEC.

Appointment of Certain Officers

Also on August 3, 2011, the Board of Directors appointed Dwayne L. Hyzak as Chief Financial Officer and Senior Managing Director, Curtis L. Hartman  as Chief Credit Officer and Senior Managing Director, and David L. Magdol  as Chief Investment Officer and Senior Managing Director of Main Street.

Each of these executives has been a Senior Vice President of Main Street since 2007 and served as a managing director or in other executive roles of Main Street’s predecessor funds since at least 2002.  Reference is made to the biographical information with respect to Messrs. Hyzak, Hartman and Magdol set forth under the heading “Executive Officers” in the 2011 Main Street Proxy Statement, which description is incorporated in this Form 8-K by reference. Each of these executives will assume the new executive roles while also maintaining their current portfolio investment responsibilities.

In his new role as Chief Credit Officer, Mr. Hartman will chair Main Street’s Credit Committee, which is responsible for oversight of the investment process with respect to Main Street’s private placement and marketable securities investment portfolio.  In his new role as Chief Investment Officer, Mr. Magdol will chair Main Street’s Investment Committee, which is responsible for oversight of the investment process with respect to Main Street’s lower middle market investment portfolio. Vincent D. Foster, Main Street’s Chairman and Chief Executive Officer, and Todd A. Reppert, Main Street’s President, will also be members of both the Credit Committee and the Investment Committee. In connection with Mr. Hyzak’s appointment as Chief Financial Officer, he will assume responsibilities as the principal financial officer of Main Street. Mr. Reppert, who was previously the Chief

Financial Officer of Main Street, will retain the title of President and the ongoing responsibilities over operational and administrative aspects of Main Street’s business.

Item 8.01 Other Events.

On August 4, 2011, the Registrant issued a press release to announce that its Board of Directors declared monthly dividends of $0.135 per share for each of October, November and December 2011. A copy of such press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information disclosed under Item 8.01, including Exhibit 99.1 hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 and shall not be deemed incorporated by reference into any filing made under the Securities Act of 1933, except as expressly set forth by specific reference in such filing.

Item 9.01               Financial Statements and Exhibits.

(d) Exhibits

99.1                                        Press release dated August 4, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Main Street Capital Corporation

Date: August 4, 2011	By:		/s/ Rodger A. Stout
		Name:	Rodger A. Stout
		Title:	Chief Compliance Officer

Exhibit Index

Exhibit No.	Description

99.1	Press release dated August 4, 2011.